DENTSPLY INTERNATIONAL, INC.

                             Moderator: John Miles
                                April 23, 2003
                                  9:00 am CT


Operator:    Good morning, my name is (Shatina) and I will be your conference facilitator today. At this time I would like to welcome everyone to the First Quarter Earnings Release conference call.

             All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period.

             If you would like to ask a question during this time simply press star then the 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

             I would now like to turn the conference over to Mr. John Miles, Chairman and Chief Executive Officer. Thank you Mr. Miles, you may begin your conference.

John Miles:  Thank you.  Good morning and thank you everyone for joining
             Dentsply's First Quarter 2003 conference call. My name is John Miles, I'm Dentsply's Chairman and Chief Executive Officer.

             And with me this morning is Gary Kunkle, Dentsply's President and Chief Operating Officer and Bret Wise, Senior Vice President and Chief Financial Officer.

             As is our usual format, I'll start by giving some overview comments concerning our first quarter results as well as the overall business. Bret will then go through a more detailed review of the profit and loss statement and the balance sheet.

             And finally, we'd collectively be pleased to answer any questions that you may have.


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             Before starting, our general counsel says I need to read the following safe harbor statement. In accordance with the rules of the Securities and Exchange Commission, information discussed during this conference call including the Q&A session will be part of an 8-K filing that will be made by the company after the call.

             To the extent that during this conference call any non-GAAP financial items are discussed, the additional information required by the SEC about such non-GAAP financial matters will be available through our Web site by going to dentsply.com and going to the investor relations section and clicking on the SEC filings link which will provide access to the 8-K filed for this conference call and further information about any non-GAAP items.

             This conference call may include forward looking statements and as such are made in accordance with the safe harbor provisions of the Securities Litigation Reform Act.

             Forward looking statements involve risks and uncertainties which could materially affect the Company's business and should be considered in conjunction with the risk factors and uncertainties described in the Company's most recent Annual Report on Form 10-K.

             I'm sure each of you has received a copy of our first quarter earnings announcement released yesterday after the market close. I'm extremely pleased to report that Dentsply has again achieved another quarter of record sales and earnings.

             Our reported sales for the first quarter were $396.2 million, an 11.6% increase over the year earlier quarter. On an ex-precious metal basis, sales increased 11.9%.

             Diluted earnings per share were 48 cents, an increase of 14.3% over the year ago period. You may recall that the first quarter of 2002 had a favorable restructuring adjustment of 2 cents. So on an apples to apples basis growth was even higher than the reported 14.3%.

             The 11.9% sales gain ex-precious metals for the quarter broke out as follows. Our dental base business growth was 5.5%, non dental base business was negative 0.3%. Foreign exchange was favorable 7.0% and acquisitions, divestitures net were unfavorable 0.3%.

             Two factors negatively impacted the base business growth during the quarter. The heavy snowstorms that hit the U.S. East Coast in February, closing businesses including dental offices for two to three days.


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             And the timing of the IDS, the International Dental Show meeting which is the huge European trade show held every other year during the very last days of March.

             We believe these two events reduced base business growth in the quarter by over one full point. Current forecasts for the balance of the year remain on track with our targeted sales growth projections.

             Base business growth on a geographical basis broke out as follows, base business growth ex-pm in the United States was 5.6%. Solid growth was achieved by Tulsa Endodontics led by nickel titanium files, GAC Orthodontics led by In-Ovation-R and Mystique brackets, as well as excellent success with three recently launched new products, our Stylus high speed hand-piece, Eclipse which is a revolutionary prosthetic resin system for dental labs and of course Cercon, our unique all ceramic crown and bridge system.

             In Europe/CIS, the dental base business growth ex-pm was 4.9%. European sales continued to be led by substantial growth across Dentsply's broad consumable lines with notable performances by endodontics, dental implants, preventive products and again Cercon.

             In Asia, we achieved dental base business growth ex-pm of 17.1%. Excellent gains were achieved by Dentsply Taiwan, Dentsply Korea and Dentsply Indonesia.

             In Latin America, the dental base business growth ex-pm was 5.1%. I'd say that I'm really pleased that Dentsply was able to achieve positive growth in a region that continues to experience numerous economic issues.

             And finally, rest of the world was a favorable 2.2% base business growth ex-pm. Excellent performance by Canada was offset by weaknesses throughout the Mideast/African region as you might expect.

             Other topics I think would be of interest. First, Dentsply has had an exceptional first quarter for new product launches. Key new product launches during the quarter were Aquasil Ultra, a new polyvinyl siloxane impression material with unsurpassed detail reproduction coupled with excellent tear strength and good taste. As indicated in our press release, we have converted 8,000 new users since the product launch at the beginning of January, A truly spectacular result.


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             Cavitron, a swivel hand-piece which really solves the arm fatigue problem currently experienced by dental hygienists when they're ultrasonically scaling teeth.

             A new executive tooth line launched throughout Europe is a new premium tooth line that will be sold by Degussa direct in Europe.

             Dugavest SR is a new dust free investment material used by dental labs and it solves the ongoing environmental dust problems that currently dental labs experience.

             We launched the Cercon giant block which is a new Cercon consumable for the very large bridge spans. And finally we launched (Quixfil), a new posterior composite that reduces the dental procedure time when placing that material.

             Additionally, Xeno III bonding agent was launched in the U.S.A. in February at the Chicago meeting. You may recall it had been launched very successfully in Europe during the fourth quarter of last year. And the U.S.A. launch was delayed because of capacity issues which were solved at the beginning of the year. And Eclipse which we had launched in the fourth quarter in the United States was launched in Europe during March.

             As an aside, several of the products launched in the second half of 2002 continue to exhibit strong growth. Namely Cercon, our all ceramic crown and bridge system, (Stylus), our high speed hand-piece, Eclipse, the prosthetic resin system, Xeno III bonding agent, as well as In-Ovation-R self-ligating and Mystique Clear orthodontic brackets.

             Finally, numerous new products remain in the R&D pipeline and will be commercialized as the year progresses. Frankly, I can't remember a time when we've had a fuller product pipeline.

             I want to say a few words about German reimbursement. An analyst report was issued last Thursday, April 17 dealing with the German reimbursement which negatively impacted Dentsply's stock price.

             Unfortunately, this report contained several inaccuracies. A revised report was issued by the same firm after the market closed the same day. The facts are as follows.


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             First, dental laboratories have a maximum price list under which they are reimbursed by the government. And that maximum price list was decreased 5% effective January 1, 2003. This price rollback affected about half of the German dental labs. The other half were in fact charging at prices less than the maximum price list and therefore were not affected.

             Secondly, there were no other reimbursement changes and patients continue to have the same co-pay and benefits that they enjoyed in 2002.

             Finally, there is discussion in Germany about how to deal with that country's budget deficit as well as any role healthcare expenses may play in this. This discussion is at its inception and changes if any, or their timing which may occur sometime in the future are unknown.

             One must realize that this is as much a political issue as an economic issue and one that has often surfaced during the past few years. At the very least, one should not expect a rapid consensus on this particular issue.

             Progress continues on target for Dentsply's new sterile filling plant just outside of Chicago for dental anesthetic production. The initial media fills are now scheduled to occur during the third quarter of this year with FDA final approval still targeted for mid-2004.

             New drug applications for (Oraqix), our revolutionary new anesthetic were filed in the United States and Europe during the first quarter of last year 2002.

             In the U.S. we received what's called an approvable letter from the FDA at the end of 2002 with the stipulation that the primary container must be redesigned to eliminate the very remote possibility (Oraqix) could be injected by accident by the dentist thinking it was a dental anesthetic.

             The redesign had to be such that (Oraqix) will not fit into a traditional dental syringe. This redesign has been completed and resubmitted to the FDA. We are now targeting FDA approval for the latter part of this year. After approval, the applicator molds will have to be made, indicating a launch date of approximately mid-2004.

             In Europe, we have just received approval from our member reference state which was Sweden without any changes to the submitted dossier.

             The dossier must now be translated and circulated to the other EC member states. Approval is targeted for late 2003 with commercialization throughout Europe targeted for early 2004.

             Let me conclude by reaffirming our guidance for 2003. We remain comfortable with an internal sales growth rate ex-pm of 6%-8% for the balance of 2003 as well as the very high end of analyst EPS forecasts currently at $2.04-$2.07.

             I'll now turn the conference over to Bret Wise who will take you through the P&L as well as the balance sheet.

Bret Wise:   Thank you John and good morning everyone.  Thanks for joining us in our first quarter conference call. I have a few comments on each of earnings, the balance sheet and cash flows for the quarter.

             So starting with the income statement, as John mentioned sales increased in the quarter by 11.6% and 11.9% without precious metals. I'd like to remind you that we do have approximately $50 million of precious metals that pass through our P&L each quarter affecting sales and cost of sales in the same amount. We are not long in the metal on our balance sheet and the metals are sold to our customers at the same price at which we acquire the metal which is predominately the market price on the date of the customer order. As we don't earn a spread on the metal nor are we exposed to fluctuations in the price of the metal, we report sales both with metal which is the GAAP basis and without metal which is a non-GAAP item. And this allows the readers of the financial statements to look at trends and sales and margins excluding precious metals which we believe to be the best indicator of our profitability.

             Now back to sales, internal sales growth for dental was 5.5% and currency added 7% to sales without precious metals.

             Obviously the dollar has weakened considerably against many key currencies including a 23% weakening year over year against the Euro and a 24% weakening year over year against the Swiss Franc.

             Of course we don't have the same currency translation impact on income as on sales since operating margins are generally lower in Europe. And a portion of what's sold in Europe is U.S. manufactured product in which profit is captured in the U.S. through intercompany transfer pricing.

             Gross margins of 55.6% improved from 55.4% in the 2002 quarter. This improvement was driven by new product introductions and product mix.

             SG&A increased to $128 million from $114.4 million last year. And as a percentage of sales was roughly the same as the 2002 quarter at 32.3% of sales. The increase in SG&A in dollar terms is attributable to currency translation which increased SG&A by $13.7 million versus the 2002 period.

             There were no restructuring costs or benefits recorded in the first quarter of 2003. In the first quarter 2002, you may recall we did reverse a portion of previously established restructuring reserve that related to the completion of our consolidation efforts in Europe, Brazil and North America. And that reversal boosted pre-tax earnings by $2 million and earnings per share by approximately 2 cents in the first quarter of 2002.

             Operating income grew to $62 million in the 2003 quarter and was 15.7% of sales and 18.1% of sales without precious metals. If we remove the benefit of the restructuring reserve reversal from the 2002 first quarter, operating margins would have been 18% in 2002 compared to the 18.1% that we earned in 2003.

             Interest and other expense are lower in 2002 for two main reasons. First, interest expense fell by approximately $1 million during the period. And second, the value of our warrants in Practiceworks rose by approximately $1.2 million during the first quarter of 2003. And that compares to approximately $500,000 in preferred dividends we had from Practiceworks in the first quarter of 2002.

             So on a net year over year basis, Practiceworks helped us $700,000 or about a half cent per share this quarter.

             Offsetting the benefit of the lower interest expense and the Practiceworks gain was higher exchange losses of approximately $400,000 in the 2003 quarter.

             The effective tax rate for the first quarter was approximately 32.5% compared to 33% for all of 2002. This decrease is consistent with what we were forecasting in our year end 2002 conference call.

             And at this point we believe that it's possible that rate may come down further during the year as we implement further tax saving strategies.

             Net income for the period was $38.3 million, a 15.6% increase over the first quarter 2002. And diluted earnings per share was 48 cents compared to 42 cents per share in the 2002 first quarter.

             Again the 2002 quarter benefited from the 2 cents per share restructuring reserve reversal. And the 2003 quarter benefited about a half a share from the valuation that Practice Works warrants compared to the dividends in the prior year.

             So on an apples to apples basis, the growth and earnings would be higher than the 15.6% reported.

             Turning to the balance sheet, we did build approximately $21 million in cash balances this quarter. You may recall that we have discussed the likelihood of some cash build this year due to favorable investment rates versus the carrying cost for our debt and penalties that we would incur in retiring debt at this point.

             Accordingly, this is a planned cash build and we would anticipate that there will be further cash build throughout the year. Late in the year we do have approximately $20 million of Japanese Yen borrowings which are maturing which we'll either retire or rollover depending on the cash position at that time.

             In addition, we are anticipating approval of (Oraqix) later this year which will trigger the final $18 million payment to Astra Zeneca which is the final piece of that acquisition.

             We're also currently in arbitration with Degussa to resolve the last potential purchase price adjustment of up to $10 million to close that transaction.

             Moving on to working capital, our accounts receivable days were 52 days at the end of the first quarter versus 53 days for the first quarter of 2002 and 49 days at year end.

             Inventory stood at 104 days at the end of the quarter versus 100 days at year end 2002. If you look at the dollar increase in inventory from the end of 2002, about a third of that's attributable to currency translation and about two thirds is attributable to this increase in the days. We are maintaining our target of 95 days by the end of 2003. And we expect to see that cash flow benefit come back to us over the balance of this year.

             Goodwill rose by $20 million during the quarter. The contributors there were currency which added $16 million to $17 million. And then a small tuck under acquisition of a supplier which added about $2 million. And the remainder was the final balance sheet valuation measures on the Austenal acquisition that closed in first quarter 2002.

             Other assets increased $27 million during the quarter. But the notable item there was a $22 million increase in the value of our Euro and interest rate swaps. You see the offsetting effect of this currency and interest rate movement in the long term debt line.


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             Looking at liabilities, long term debt rose by $28 million in the quarter, $29 million of that is due to the weakening of U.S. dollars and the interest rate swaps, where we actually reduced debt by about $2 million on a cash flow basis.

             Recall that after reducing debt -we also built cash by $21 million. So on a net debt basis, that being debt less cash excluding exchange we saw about a $23 million reduction in net debt this quarter.

             The exchange effect on the debt is attributable to a 4% strengthening in the Euro this quarter that affects both the principal amount of the Euro debt as well as the Euro U.S. dollar interest rate swaps, a 2% strengthening in the Swiss Franc and 11% strengthening in the Japanese Yen.

             Equity in total rose $61 million during the quarter, that's due to the $38 million in earnings and roughly the balance is due to currency translation.

             Our debt to total capitalization ratio fell to 47.1% at the end of the first quarter from 47.9% at year end. And on a net basis, that being net of cash balances and the value of that Euro swap, the ratio now stands at 43.2% compared to 45.1% at year end 2002 and 53% at the end of 2001. So we've seen a substantial improvement in the balance sheet ratios both in this quarter and over the last year.

             You may recall that our long term goal is to maintain debt to total capitalization of 35%-40%. So at this point net of cash and the value of the swap, we're approaching the high end of that range.

             From a cash flow perspective, operating cash flows are approximately $43 million for the 2003 quarter compared to $12.4 million in the first quarter of 2002. So we're off to a much stronger start in cash flow generation than in 2002.

             Depreciation and amortization for the quarter was approximately $12 million and working capital and other balance sheet movements consumed approximately $7 million in cash this quarter.

             And again, we expect to make progress on inventories during the balance of this year and thus, we expect some payback of the cash used before the end of 2003.


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             Capital expenditures were $18 million for the quarter reflecting the investment in our new Pharma plant in Chicago that John mentioned. Absent that investment, cap ex would have been about $10 million for the quarter, closer to a normal run rate.

             And as a reminder, we expect capital expenditures to be in the $70 million range for all of 2003, again reflecting the investment in the Pharma plant.

             That concludes our prepared remarks. I'd like to now turn the call back to the operator for questions.

Operator:    At this time I would like to remind everyone, in order to ask a question please press star then the 1 on your telephone keypad.
             Your first question comes from Derek Leckow.

Derek Leckow:   Thank you, good morning.  Congratulations on a nice quarter here. My first question concerns your comments about inventory. It seems to me you're doing a pretty good job controlling your inventory levels there. They seems to be tracking roughly your internal growth if you adjust for a couple of things.

             And it looks like - you said also that you expect inventory to be lower going forward. And I wondered if you could sort of tie that into your full pipeline of new products. How would the inventory improvements look throughout the rest of the year?

Gary Kunkle: Hi Derek, this is Gary, you know, while our ultimate goal is 95 days I'm comfortable we will get to there from 104 days. We have traditionally increased our inventories in the first quarter to accommodate just what you're talking about, new product releases.

             Additionally, we also moved the European lab distribution from Nijmegen into Hanau and built additional inventory for that transition during the first quarter. So it's really the combination of those two.

             In our analysis and plans to get to 95 days, it also includes those inventory build for new products. But a lot of that has already been done in the first quarter.

Derek Leckow:   So you're saying that you're expecting the year over year
             growth actually to kind of go down I guess for the next three quarters.

Gary Kunkle: I do.  You might see some build in dollars but in days it's going to continue to reduce over the course of the next three quarters.


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Derek Leckow:   Great.  And then your comments on capital investments
             expenditures here. It seems like you're expecting that pace to accelerate in the next couple of quarters and then kind of taper off in the fourth quarter. Is that about right?

Bret Wise:   That's probably the trend you'll see as we try to finish up the
             Pharma plant in Chicago. So the next couple of quarters will be probably heavier than later in the year.

Derek Leckow:   What's your expected completion date on that project?

John Miles:  The first part of the plant which is really the sterile filling area will be complete about mid-2003. And then the second part of the plant, what I call the finishing or packaging end, by the end of 2003.

             But once the sterile part is complete, the first thing you do is you have to run media trials to prove that you can keep contaminants out of your product.

             Then you have to run stability trials to prove that the formulas that you're running and your equipment in your plant are in fact stable.

             And then ultimately, you need two FDA approvals, one for products and formulas and another for CGMP for the plants.

             We again expect the plant startup with final approvals for probably mid-2004. But we'll actually be filling in the plant in the third quarter of this year as we run our media fills and then move into stability trials as the year goes on.

Derek Leckow:   Okay and then just finally, the comments on the controversy surrounding the reimbursement issues over in Germany. John could you remind me what percentage of your sales into Germany are related to dental laboratories and so forth?

John Miles:  Low teens ex-precious metals.

Derek Leckow:   And is it true you're expecting pretty flattish results out of that business in your guidance?

John Miles:  I think the dental lab business in Germany is flat to maybe even a little negative. I think the big plus that we have in Europe is the launch of Cercon.

Derek Leckow:   Okay and then the guidance that you've talked about.  It seems like you're raising it a bit to the upper end of current range of expectations for the full year. And does that include the 2 cents a share I guess from the one time reversal here?


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John Miles:  No the 2 cents was actually in 2002 not in 2003.  It means that our results are on an apples to apples basis, even better than they look. Because 2002 got a 2 cent plus that really was a one time event.

Derek Leckow:   Got it.  Okay thanks a lot.

John Miles:  Yes you are correct.  We are raising our guidance toward the high end of analyst ranges for 2003 EPS.

Derek Leckow:   Thank you very much.

Operator:    Your next question comes from Suey Wong.

Suey Wong:   Thank you.  John could you break out the consumables sales growth and also the equipment?

John Miles:  Yes.  Heavy equipment was - and this is ex-currency, so no currency - 3.6%. Consumables were 5.6% and non-dental was unfavorable 5.3%.

Suey Wong:   Okay.  Could you talk about your projections for equipment growth in the U.S. for this year?

John Miles:  Those were worldwide numbers that I just gave you Suey.

Suey Wong:   Okay.

John Miles:  I think that the equipment market in the U.S. is still darn hot.
             And our sales are good in the U.S. and I think they're going to continue, certainly being led in our case by digital x-ray and intraoral cameras.

             But I think even though we're not heavily involved I think the whole equipment category is pretty hot in the U.S.

             I don't think that's true elsewhere in the world but it's certainly true in the U.S.

Suey Wong:   John do you have a U.S. equipment number?

John Miles:  Not that we break out.  No.

Suey Wong:   But I take it would be higher than the 3.6% for worldwide.


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John Miles:  You can bet on that.

Suey Wong:   Can you talk about the penetration of ceramic in the crowns and bridges?

John Miles:  Yeah, in total, all ceramic is about 15% of all crowns and bridges. So 85% is still traditional porcelain fused to metal. Although there's clearly a strong trend from porcelain fused to metal to all ceramic because, you know, seven or eight years ago all ceramic was basically zero.

             And of course our efforts are to accelerate that trend and at the same time convince doctors to use Cercon versus other alternatives. And the big advantage that we have with Cercon is the bridge hook.

             You know, we can make the bridges, we can even make big bridges. And if you're using the system to make bridges you might as well use it to make crowns as well.

Suey Wong:   Okay.  If I remember right the ceramic is typically four to five times the gross profit margin?

John Miles:  Yeah, about four times actually.  If you sell both the precious metal and the veneering ceramic for a porcelain fused to metal single crown, the manufacturer has a gross margin of about $4. But in Cercon you have a gross margin of about $18.

Suey Wong:   Okay so it's more than four times the gross profit dollar.

John Miles:  And if it were a pressable, you know, we have Finesse all ceramic pressable margins were about $8 or about twice what they would be for a porcelain fused to metal.

             So it's a real advantage to shift the business toward all ceramic. And of course the patient is getting a significantly more aesthetic restoration so everybody's winning.

Suey Wong:   Good, good.  Could you give us an update on the orthodontic market and also talk about pricing trends there?

John Miles:  Yes.  We had an absolutely spectacular quarter in orthodontics as you can tell from my comments. Our two new lead products, the In-Ovation-R which is the very small self-ligating bracket as well as Mystique, the clear bracket. Frankly they're on fire.

             I think that the market in total is probably growing in the 5%-6% range and I think pricing is about stable. But you know, for these self-ligating and clear brackets the pricing is significantly higher than it would be for a traditional metal bracket.

Suey Wong:   Okay.  Just one final question here.  If foreign exchange rates stay the same, what kind of impact do you see on the top line for this quarter that we're in now?

Bret Wise:   Suey it'd be a very strong impact again this quarter and a little bit less in the third quarter and then the fourth quarter. But exchange rates were still pretty low in the second quarter of last year.

Suey Wong:   Okay great.  Thank you and congrats.

Operator:    Your next question comes from (Bob Plezia).

Bob Plezia:  Good morning.

John Miles:  Good morning.

Bob Plezia:  The growth in the U.S. dental market at 5.5% or your growth seems to be a little below what the trend has been the last couple of years. Are you seeing some slowdown and in what areas?

John Miles:  No I actually think dentists remain very busy, I think the market is strong. We've indicated that the lab business is pretty flattish but it's been that way for over a year.

             I think what impacted our specific growth rate in the first quarter was the snowstorms in February. I mean we absolutely saw it when they hit. Our sales dropped down for the better part of a week.

Bob Plezia:  And you - obviously as you said experienced 11% but you're forecasting less than that. Is this a conservative estimate or do you see something slowing in the dental business in the U.S. and Europe?

John Miles:  I'm sorry I didn't understand that question.

Bob Plezia:  Your first quarter sales were 11%+, 11.6%.

John Miles:  Yes that's correct.

Bob Plezia:  Your guidance is for 6% or 8% for the balance of the year ex-precious metals.

John Miles:  Internal sales growth rate, neutral currency.

Bob Plezia:  Right.

John Miles:  Or if there's currency gains that would be on top of that of course.

Bob Plezia:  So you're forecasting a slight increase then from the first quarter.

John Miles:  That's correct.  Yes we believe that our internal growth rate was artificially low by at least a point. And yes, we expect that to change in the second quarter and the balance of the year.

             If currency stays the same, then yes, I would expect higher sales in the second quarter. That's true.

Bob Plezia:  And looking at your - call it operating earnings, in other words earnings less all the extraneous additions - other than new products what are the other reasons why profitability was so strong in the first quarter?

John Miles:  I think it was just a modest improvement in gross margins on increasing sales because SG&A really stayed the same as a percent of total sales. A lower tax rate and lower interest were kind of the factors.

Bob Plezia:  Okay thank you.

John Miles:  Yes sir.

Operator:    Your next question comes from Richard Yett.

Richard Yett:   Hi can you give me a better idea - clarify your debt repayment intentions? Meaning at year end what do you think your debt to capitalization will be?

Bret Wise:   Well again we're targeting to get down to that 35%-40%.

Richard Yett:   And you think you'll get it in what time frame?

Bret Wise:   I think we'll get that over the next 12 months.

Richard Yett:   That's fabulous thank you.

Bret Wise:   You know, the factors that could affect that of course are what happens with the resolution of Astra Zeneca where we hope we get the FDA approval and pay the $18 million to Astra Zeneca. How does the Degussa arbitration resolve itself. And then lastly, of course we are - in the acquisition market, there's always event risk there, but if we have some transactions that come up we would consider them at this point.

Richard Yett:   And on the Degussa negotiation how much are we talking about?

Bret Wise:   Somewhere between zero and $10 million.

Richard Yett:   Oh okay that's fine.  Will that go through the income
             statement?

Bret Wise:   No.

Richard Yett:   Okay.  Terrific quarter, thank you.

Operator:    Your next question comes from Boris Fuchik.

Boris Fuchik:   Good morning.  I just wanted to understand - could you
             quantify the EPS impact of currency?

John Miles:  I guess we haven't done that but I have to tell you it's not very much. And it's not very much for the reasons that Bret laid out. The operating margins in Europe are lower than they are in the U.S. because SG&A expenses are higher in Europe than they are in the U.S.

             And secondly, a lot of it has to do with where your profit shows up in intercompany transfer pricing.

Boris Fuchik:   Right that's why I wanted to get it quantified because it does seem like it would be less than the top line but...

John Miles:  It's significantly less than the top line.

Boris Fuchik:   Okay.  What was the growth rate in Europe for the quarter?  I might have missed that in your initial comments.

John Miles:  It was 4.9% ex-pm for the dental business.

Boris Fuchik:   Great.  And then lastly just on your - it sounds like you're guiding $2.04, $2.07 which is what you guided for at the end of last quarter. What - do you feel like you pulled in some profitability into this quarter from the future? Or what kind of change relative to your expectations at the end of last quarter?

John Miles:  No I think we had a very strong quarter and now feel are comfortable that we'll come in at the high end of that range.

Boris Fuchik:   Okay, so you're essentially maintaining the guidance you had last quarter?

John Miles:  I think we're saying instead a range of $2.04 to $2.07, we're comfortable up near the top of that range.

Boris Fuchik:   Okay thank you very much.

Operator:    Your next question comes from Walter Landauer.

Walter Landauer:     Hello this is Walter Landauer speaking.  I certainly am
             impressed with the performance. I would like to hear what your plans - how important some of those large population states are in Asia are in your scheme of things?

             And how you are set to increase your market share possibly in that field whether you are - say in China for example, the No. 1 factor in your industry. And what your plans are in that area?

             I note that for Asia - if I got my right - if I understood you right, it was 17.1% increase in revenues.

John Miles:  That's correct.

Walter Landauer:     And that was materially better than in the U.S. and in
             Europe, these are more stable markets, more mature markets probably. It seemed to me that some of these Asian countries have a lot more growth ahead of them and I'd like to hear your plans to exploit that.

John Miles:  Certainly.  First of all, we believe exactly what you believe.
             The markets of the future are in Asia, certainly in countries like India and China which together have 40% of the world's population.

             First of all, we are No. 1 in Asia unquestionably from a market share standpoint. But the Asian markets are pretty embryonic.

             And the level of dental care in Asia is really not good. It's probably 25-30 years behind the level of dentistry in the West. And the issue of course is economic in those countries.

             But as you look to the future as these countries continue to progress economically, they're going to spend a portion of their increase per capita income on better oral health.

             What Dentsply has done is we have established our own companies in virtually every key Asian country today. Historically, the way to go to market in Asia was a manufacturer to an importer to a dealer to the dentist.

             In essence what we did is we fired the importer and used the margin that the importer was making to establish our own company. And also to hire our own sales force that speaks the local language and have them out calling on the university professors and the opinion leaders.

             But today we have our own company in China and in India. These are all 100% Dentsply owned companies. In the Philippines, in Taiwan, in Vietnam, in Indonesia, in Thailand, in Korea. I don't think I've left any out.

             We also have manufacturing facilities in both India and China.
             And we couldn't agree more. I mean as you look out 10 years these are going to be gigantic dental markets because you can't get away from the demographics. This is where all the people are.

             I think we're exceptionally well positioned in Asia and as these markets evolve we're going to grow rapidly.

Walter Landauer:     I see.  If you haven't encountered any resistance by the
             government in China, for instance. They're very conscious of wanting to promote their own growth and restrain foreign companies that - this has been the old picture. The new picture is probably substantially more favorable. Do you have any comment on that?

John Miles:  Yes.  The reason that we've been able to establish 100% Dentsply owned companies is that we have agreed that we would export a portion of our factory output to other countries. About 20%-25% which we in fact do primarily to other Asian countries.

             And with that provision we've been able to receive government approval for a 100% owned venture which is pretty unique because you're right, in the past you had to have a local partner.

Walter Landauer:     Could you make a general statement about your competitive
             position? You're No. 1 and you acquired Degussa I guess it was two years ago or so and they were No. 2, I think worldwide.

             Do you feel that the acquisitions will constitute an important factor in growth that it has in the past? Or is this - is the industry fairly mature and you can't expect very - as much contribution to your growth?

John Miles:  The industry remains highly fragmented so there are dozens, hundreds of acquisition targets. Most of them of course are much smaller family owned business which would be, you know, product line extensions, tuck under acquisitions for us.

             And as we've said in the earlier conference calls, we are aggressively on the path attempting to do M&A transactions. So I think there is absolutely lots of opportunities but I would not look for blockbuster acquisitions like the Degussa transaction.

Walter Landauer:     I see.  In my recollection that the - your capital
             structure is much more heavily in debt now than it had been a number of years ago and I assume if true, traces to more acquisition activity and use of cash to implement that. Is that right?

John Miles:  The large acquisitions that were completed in 2001 were all done for cash and were financed using debt. And as we've indicated, the debt is decreasing rapidly because of our strong cash flows.

Walter Landauer:     And what is your - do you have any idea of the next one
             or two years what percentage - how much you could reduce the debt position as percentage of total?

John Miles:  We've indicated that we want debt to cap to be in the 35%-40%
             range and as Bret said we believe we'll be in that range within the next 12 months.

John Miles:  I don't mean to cut you off but we need to move on to another question if we could.

Walter Landauer:     Please.

John Miles:  Thank you.

Operator:    Your next question comes from Mike Carlotti.

Mike Carlotti:  Yes hi good morning, I was wondering if you could comment on what your growth rate was in the U.S. for implants, dental implants? And what were the market share trends there?

John Miles:  We do not break out growth rates by product lines.  In total, implants worldwide grew faster than what I believe the market rate to be which I think is in the 10%-12% range.

Mike Carlotti:  Okay but you can't quantify within the U.S. or rest of the world?

John Miles:  Information that we don't give out because frankly I don't want to help my competitors.

Mike Carlotti:  Okay and then did you see any impact of SARS in Asia during the quarter? And going forward do you think that might have any impact on your business in Asia?

John Miles:  We did not see any in the first quarter but frankly I expect an impact in the second quarter. I think that - I mean people are going crazy over there and my guess is that fewer people are in fact going to dental practices.

             Having said that, I have to say that, you know, all of Asia is only 4% of our business and only a portion of Asia is affected by SARS. So I do not expect a material impact on our business in the second quarter because of that. But I do probably expect lower growth in Asia until this issue is resolved.

Mike Carlotti:  Okay and then just back to the implant question for a second.
             You said that your worldwide growth in implants was - sorry I didn't catch the number.

John Miles:  I said it was higher than market growth rate which I estimate to be 10%-12% worldwide.

Mike Carlotti:  Okay, okay thank you.

John Miles:  You're welcome.

Operator:    You have a follow up question from Bob Plezia.

Bob Plezia:  Yes, other than saying the pipeline is filled, any other comments on where you are with some acquisitions? Will they happen in the second quarter or the third quarter?

John Miles:  I mean I'm never sure when they're going to happen.  I think all
             I can say about that is that we are actively involved looking for acquisitions.

             We have evaluated some opportunities thus far in 2003 but haven't completed a transaction for one reason or another, so I'm not sure when they'll occur. I think it's reasonable they'll be some transactions before 2003 is over.

Bob Plezia:  And another question.  Asia as you mentioned is very small but it had a very excellent quarter.  Can you go into some detail there?

John Miles:  I think we're really clicking in Asia and I think it's because of the way we are really structured. It's a tremendous advantage for Dentsply having its own business and own sales force in virtually every key Asian country.

             And it's an advantage that my competitors do not have. And in my opinion it's the principle reason that we're growing so much faster than market.

Bob Plezia:  And a minor question, if in the U.S. equipment was so strong and you did 5.5%, sold consumables were under 5% growth in the first quarter?

John Miles:  No, I said consumables were actually 5.6% worldwide.

Bob Plezia:  But in the U.S. you were - 5.5% dental, that was worldwide?

John Miles:  No.  There's two numbers.

Bob Plezia:  No U.S. based...

John Miles:  5.6% was the ex-precious metals, dental business growth in the
             U.S. for all product.

Bob Plezia:  And that included equipment which was much stronger than the worldwide.

John Miles:  The worldwide was 3.6%.

Bob Plezia:  Okay.  Thank you.

John Miles:  You're welcome.

Operator:    Your next question comes from Robert Yaschak.

Robert Yaschak: Yes I was wondering if you could just outline how you think about capacity for your organization in terms of where it's at, where it's going? And then I have one follow up.

John Miles:  You may recall that we reorganized and really augmented our senior management team in November of last year and added two senior vice presidents basically to manage the growth of our business.

             You know, our business has doubled in the last few years and we really had not augmented our total team. So I'm feeling really good, not only about the people who are in place but the level of the supervisory oversight that we have at the level of business we enjoy today.

Robert Yaschak: So is there a capacity utilization rate that you, you know, think overall and there are areas where you think it's higher or lower or areas where you want to add capacity specifically that you could share with me?

John Miles:  I don't think we have any capacity restraint if you're talking about human resources. If you're talking about manufacturing plant capacity...

Robert Yaschak: Right manufacturing.

John Miles:  I doubt that we're - I don't know the answer but I would doubt that we're running more than 70% capacity.

             So I think there's significant upside capacity and, you know, frankly capacity increases constantly due to cost reduction productivity programs. So there certainly is not limiting our ability to grow.

Robert Yaschak: And is that 70%, you know, what - are you comfortable running the business at that? Was it at 70% a year ago? Or what - can you give me some feel for that?

John Miles:  I guess I would say probably or approximately our sales grew last year but our capacity grew due to our process improvements. So, without having firm numbers my gut reaction to that is yes, probably about the same.

Robert Yaschak: Thank you.

Operator:    At this time there are no further questions.  Mr. Miles will there be any closing remarks?

John Miles:  No again, thank you everyone for your support and interest.  And thank you for tuning in.

Operator:    Thank you for participating in today's First Quarter Earnings
             Release conference call.  You may now disconnect.


                                      END